CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Fund Service Providers” in the Registration Statement on Form N-1A (the “Registration Statement”) of the T. Rowe Price Capital Appreciation and Income Fund (one of the funds constituting T. Rowe Price Capital Appreciation Fund, Inc.).

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 22, 2023